Exhibit 4.14

Contract number:

LABOR CONTRACT

Employer: Fintech (Shanghai) Digital Technology Co., Ltd.

Employee’s name: Changjuan Liang

Party A: Fintech (Shanghai) Digital Technology Co., Ltd.

Registered Address: 21st Floor, Building 2, No. 55 Loushanguan Road, Changning District, Shanghai

Party B: Changjuan Liang	Gender: [***]

Home phone:/	Mobile phone: [***]

Household registration type (non-agricultural, agricultural): non-agricultural

Identity card number: [***]

Other valid certificate names:/	Certificate number:/

Home address: [***]

Permanent address: as above

Emergency contact: [***]	Emergency contact number: [***]

Both parties confirm: Based on the Labor Law of the People’s Republic of China, the Labor Contract Law of the People’s Republic of China and relevant labor laws and regulations, Party A and Party B have reached an agreement through consultation and signed this contract on the basis of equality and voluntariness, and will jointly abide by it.

Both parties agree that Party A employs Party B as its full-time employee. The labor relationship between the two parties is subject to relevant laws, regulations and various internal systems of Party A. Before signing this contract, Party B has read the Employee Handbook, human resources management system, attendance system, salary and appraisal management system, job description and other rules and regulations of Party A, and agrees to abide by Party A’s rules and regulations. Party A has truthfully informed Party B of the work contents and requirements, conditions, locations, labor remunerations and other information required by Party B.

Party A and Party B agree and confirm that the labor contract is the legal basis for the two parties to form labor relations and resolve labor disputes.

The labor contract shall be filled in with a black ink pen uniformly, any alterations or modifications shall be valid only after being confirmed by the signatures or seals of both parties.

Party B promises: I am a worker who has reached the legal employment age and I have no labor relationship of any form with any other enterprises, institutions, social organizations, or other entities or organizations. Party A’s employment of Party B will not violate any agreements or legal obligations of Party B. And Party B guarantees that all the information and all kinds of qualifications, certificates, certificates, etc. provided by myself are true and correct.

ARTICLE 1. CONTRACT PERIOD AND PROBATIONARY PERIOD

1. This contract is a non-fixed-term contract:

This labor contract shall be effective from May 1, 2025; among them, the probationary period is from / year / month / day to / year / month / day, for a period of nil month.

2. If this contract is signed before the actual employment, the labor relationship between Party A and Party B shall be established from the date of actual employment.

3. During the probationary period, Party B shall meet Party A’s employment conditions, including but not limited to the physical condition that can adapt to work requirements, corresponding work ability and performance, etc. Party A will assess and evaluate whether Party B meets the employment conditions before the end of the probationary period.

4. Party A may make a special agreement with the employees funded by Party A for training regarding the service period. The service period agreed upon in this contract or other contracts shall expire on the latest expiration date of the service period.

ARTICLE 2. WORK CONTENT AND PLACE

1. Party B agrees to accept Party A’s arrangement to work as Chief Financial Officer. Party B’s job responsibilities and authority will be listed in the company’s Job Description or Job Responsibility Description; Party B shall truthfully and diligently perform her duties and complete the work arranged by Party A in accordance with its requirements according to the job description and specifications.

2. Party B’s workplace or working area is: Shanghai. If Party B needs to work outside the above workplace or go on a business trip temporarily (generally within three months) to complete the work, Party B shall obey Party A’s work arrangement and complete the work tasks actively.

3. Due to Party A’s actual business situation and work needs, if it needs to adjust Party B’s job position and its labor remuneration according to Party B’s expertise, specialty, health status, work ability and performance, it shall be agreed upon in principle, except for the following situations:

(1) Due to the needs of production and operation services, Party A changes in industry, product restructuring, process procedures, organization setting, etc. and needs to transfer Party B’s jobs, Party B shall accept it;

(2) If Party A indeed needs to temporarily arrange Party B to engage in other positions due to production and operation needs, Party B shall accept it;

(3) If Party B fails to meet the production service, work quality and other indicators due to skills, physical and other factors, and is not qualified for the work, Party B shall accept it.

Party B shall first accept the adjustment of Party B’s job position, scope of responsibility, job position or place of work. If it has any comments or objections, it shall submit them to the personnel department of Party A in writing. Before Party A replies, Party B shall obey Party A’s adjustment arrangements and do the corresponding work well.

ARTICLE 3. WORKING HOURS

1. Party B’s position implements the 8-hour work system, and Party A will strictly implement the relevant national regulations on rest and leave.

2. Party B understands and agrees that Party A can arrange Party B to work overtime according to the work needs in accordance with the national regulations. Party B’s overtime work must be approved in writing through the internal process of Party A’s company.

ARTICLE 4. LABOR COMPENSATION

1. Party B’s labor remuneration shall be determined according to Party A’s position, grade and other treatment. Party B’s monthly basic salary is: 3,000 yuan, the monthly job salary is: 25,392 yuan, and the quarterly performance bonus is: 36,504 yuan.

2. Party A shall pay Party B’s salary of the previous month in full in cash on the 20th of each month. In case of special circumstances, it shall be paid no later than the 30th of each month.

3. During the performance of this contract, Party B’s salary adjustment shall be determined according to Party A’s salary distribution system. Party A has the right to adjust Party B’s salary treatment according to its production and operation situation, the change of Party B’s job position and the legally formulated labor remuneration distribution method.

4. Party A may deduct or withhold the following expenses and amounts from the salary paid to Party B:

(1) According to laws and regulations, government regulations and Party A’s rules and regulations, personal income tax, social insurance fund, housing provident fund, etc. that should be deducted from Party B’s salary;

(2) Damages payable by Party B to Party A under this contract or other agreement, or by law;

(3) Expenses required by Party A to be deducted from Party B’s salary in court judgments and arbitration awards;

5. Party B shall not disclose its salary level or inquire about the salary information of other employees, otherwise it will be regarded as a serious violation of this contract and Party A’s labor discipline. If Party B has any objections to the salary received, she shall submit them in writing to the company within 30 days after receiving the salary, otherwise Party B shall be deemed to have accepted and confirmed the received salary amount and items.

ARTICLE 5. SOCIAL INSURANCE

1. Party A shall pay social insurance premiums for Party B in accordance with the relevant regulations of the state and Shanghai. Party B shall bear the responsibility for Party A’s inability to pay all kinds of social insurance in time due to Party B’s reasons.

2. Party B is sick or injured not due to work, her sick leave pay, disease relief fee and medical treatment shall be implemented in accordance with the relevant regulations of the state and Shanghai.

3. Party B’s salary and work injury insurance treatment for occupational diseases or work-related injury shall be implemented in accordance with the relevant regulations of the state and Shanghai.

ARTICLE 6. LABOR PROTECTION, WORKING CONDITIONS AND OCCUPATIONAL HAZARD PROTECTION

1. Party A shall fulfill the obligation to inform Party B of positions that may generate occupational disease hazards, and do a good job in the prevention of occupational hazards during the labor process.

2. Party A shall provide Party B with necessary working conditions and a safe and healthy working environment, and issue labor protection articles and heat-prevention and cooling-down articles to Party B in accordance with the characteristics of the enterprise’s production and operation and relevant regulations.

3. Party A shall systematically educate and train Party B in terms of political ideology, professional ethics, business technology, labor safety and hygiene, and relevant rules and regulations according to its own characteristics, so as to improve Party B’s ideological awareness, professional ethics and professional skills. Party B shall conscientiously participate in all necessary education and training organized by Party A.

ARTICLE 7. LABOR DISCIPLINE

1. Party B shall strictly abide by and implement national laws, regulations and the Employee Handbook and various rules and regulations formulated by Party A.

2. Party A has the right to manage, supervise, inspect, reward and punish Party B in accordance with national laws, regulations, policies, and the company’s rules and regulations.

3. Party B shall faithfully and dutifully perform her job responsibilities, strictly abide by the scope of her job responsibilities and authorization, and perform her job responsibilities with due care and effort, including but not limited to the requirements of the job description and this contract. Without the written authorization of Party A or the provisions of Party A’s written documents, Party B shall not sign any documents or make any commitments on behalf of Party A or Party A’s internal departments.

4. Party B shall abide by the basic principles regarding conflicts of interest and avoid any behaviors or relationships that conflict or may conflict with her job responsibilities or the interests of Party A. Except as permitted by law, otherwise provided by Party A, or with the prior written consent of Party A, Party B shall not engage in any of the following behaviors at any time during the validity period of this contract, otherwise it shall be regarded as a serious violation of Party A’s labor discipline:

(1) Take up part-time jobs in any other unit;

(2) Without the arrangement of Party A, privately engage in services, products, and businesses that compete with Party A and its affiliated enterprises;

(3) Without the arrangement of Party A, privately engage in other businesses that are the same as or similar to the job responsibilities of this position;

(4) Provide services or information to the competitors of Party A or its affiliated enterprises;

(5) Induce or persuade the employees of Party A to work in competitive enterprises;

(6) Establishing a company that has a competitive relationship with the business of Party A in her own name or in the name of a close relative of her spouse or holding shares in a company that competes with Party A’s business.

ARTICLE 8. CHANGES IN LABOR CONTRACTS

Under any of the following circumstances, Party A and Party B shall change the labor contract:

1. Party A and Party B agreed upon;

2. Changes in the laws, regulations and rules on which this contract is concluded;

3. If there is a significant change in the objective circumstances on which this contract is based, resulting in the inability to perform this contract, if one party requires to change its relevant content, it shall submit the change request in writing to the other party, and the other party shall reply within 15 days. Failure to reply within the time limit shall be deemed as consent to the amendment.

ARTICLE 9. TERMINATION OF THE LABOR CONTRACT

1. If Party A and Party B reach an agreement through consultation, the labor contract may be terminated.

2. Party B can terminate the labor contract by notifying Party A in writing 30 days in advance. Party B can terminate the labor contract by notifying Party A 3 days in advance during the probationary period.

3. If Party A forces Party B to work by means of violence, threats or illegal restrictions on personal freedom, or Party A gives illegal instructions or forces risky operations to endanger Party B’s personal safety, Party B can immediately terminate the labor contract without prior notice to Party A.

4. Under any of the following circumstances, Party A can terminate the labor contract by notifying Party B in writing 30 days in advance or by paying Party B an additional month’s salary:

(1) Party B is ill or suffers a non-work-related injury and is unable to engage in the original work after the expiration of the specified medical treatment period, nor can she engage in the work arranged by Party A;

(2) Party B is not qualified for the job and still cannot be competent for the work after training or adjustment of the work position;

(3) The objective circumstances on which the labor contract is based change significantly (including but not limited to the relocation of Party A’s residence, merger, transfer of Party A’s assets, sale of Party A’s business, and adjustments in organizational structure, operating conditions, or development strategy, etc. due to production and operation needs), making the labor contract unable to be performed, and after consultation between Party A and Party B, an agreement on amending the content of the labor contract cannot be reached.

5. Under any of Party B’s following circumstances, Party A may terminate the labor contract:

(1) If it is proved that Party B does not meet the employment conditions during the probationary period;

(2) If Party B seriously violates the rules and regulations of Party A (the rules and regulations of Party A include but are not limited to the Employee Handbook);

(3) If Party B is seriously derelict in her duties, engages in malpractice for personal gain and causes damage to Party A;

(4) If the employee establishes a labor relationship with other employers at the same time, which affects the completion of the work tasks of this unit, or refuses to correct after being pointed out by Party A;

(5) If the labor contract becomes invalid due to the circumstances stipulated in Article 26, Paragraph 1, Item 1 of the Labor Contract Law;

(6) If Party B is investigated for criminal responsibility according to law.

ARTICLE 10. TERMINATION OF LABOR CONTRACT

Under any of the following circumstances, the labor contract shall be terminated:

1. The expiration of the labor contract;

2. Party B begins to enjoy the basic old-age insurance benefits according to law;

3. Party B dies, or is declared dead or missing by the people’s court;

4. Party A is declared bankrupt according to law;

5. Party A’s business license is revoked, ordered to close down, revoked or Party A decides to dissolve in advance;

6. Other circumstances stipulated by laws and administrative regulations.

ARTICLE 11. WORK HANDOVER AND SEPARATION PROCEDURES

1. Regardless of the form of termination or dissolution of the labor relationship, Party B must handle the work handover and exit procedures, and the specific work handover and exit procedures shall be carried out in accordance with the provisions of the Employee Handbook.

2. If Party B fails to handle the work handover and exit procedures in time, causing economic losses to Party A, Party A has the right to require Party B to compensate, and all legal responsibilities arising therefrom shall be borne by Party B.

3. Party A shall handle the procedures for terminating the labor contract for Party B within 15 days after the termination or dissolution of the labor contract.

4. When Party B expires, terminates or cancels this contract, it shall hand over the work and related documents and certificates to Party A in accordance with the manner and process stipulated by Party A; return the property of Party A, including desktop computers, laptops computers, telephones, data, materials, keys, other equipment, etc.; settle the accounts, including the return of loans payment, settlement of customer arrears and leased items, etc.

If Party B violates the above agreement and causes any loss or damage to Party A, Party B shall be liable for the losses caused to Party A’s production and operation. Such liability includes, but is not limited to the expenses paid by Party A for recruiting Party B, the training fees paid by Party B, and the direct economic losses caused by Party B to Party A.

ARTICLE 12. CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

1. During the contract period, Party B shall be strictly obligated to keep confidential all the information mastered during the work, including the information of Party A and its customers, translation materials or documents, the business, technology, customer contacts, finance, marketing, and other information of Party A or other enterprises affiliated with Party A, and shall not disclose it to any third party in any way, directly or indirectly, intentionally or unintentionally. If Party B violates the confidentiality agreement, Party A will punish Party B or pursue Party B’s liability for breach of contract in accordance with the provisions of the Employee Handbook and the Confidentiality Agreement of Party A. If Party B’s act of disclosing secrets involves a crime, it will be transferred to the judicial organs for handling. After the termination or dissolution of the contract, Party B shall continue to be obligated to keep confidential

2. All the intellectual property rights of Party B’s job-related works (including but not limited to course design, lecture notes, works, audio (visual) materials) during the employment period shall belong to Party A. Party B shall promptly explain and submit all relevant job-related work materials to Party A and do her best to help Party A obtain the intellectual property rights of the job-related works.

ARTICLE 13. TRAINING AGREEMENT

During the term of this contract, if Party A provides special training fees for Party B and conducts training for Party B, Party A and Party B may separately conclude a Training Agreement to stipulate the service period and liquidated damages. If the Training Agreement is not concluded separately, the service period shall be calculated as three years of continuous service after the end of the training. If Party B prematurely terminates or ends this contract within the agreed service period after the end of the training, Party B shall repay the corresponding training fees to Party A when this contract is terminated or ended in accordance with the training agreement signed by both parties. If no training agreement is signed, Party B shall repay the training fees to Party A in proportion to the number of natural months of the unperformed labor contract (a fraction of a month shall be counted as one month) accounting for 36 months.

ARTICLE 14. CHANGES IN THE CONTRACT

This contract contains a complete agreement related to the subject matter of this contract and supersedes all previous oral or written agreements and agreements reached between the two parties regarding the subject matter of this contract.

ARTICLE 15. EFFECTIVENESS

If any provision of this contract is determined to be invalid or unenforceable due to the application of any Chinese laws or regulations, the invalid or unenforceable provision shall be amended to reflect the original agreement of the two parties to the closest possible extent, and such provision shall not affect the survival and validity of the remaining provisions of this contract.

ARTICLE 16. SURVIVAL CLAUSE

If this contract expires or is terminated for any reason, the confidentiality, non-competition and non-persuasion clauses stipulated in this contract are still valid, and Party B shall continue to be bound by the relevant terms and conditions until the relevant term expires.

ARTICLE 17. NON-WAIVER

Party A’s delay, waiver, negligence or postponement of any rights or powers arising from Party B’s violation of any clause, agreement or commitment of this contract shall not constitute Party A’s waiver of any rights under this contract or the right to claim any resulting liability for breach of contract.

ARTICLE 18. OTHER

1. Job description, job responsibilities, code of conduct, and any internal rules, regulations, and systems of Party A constitute an integral part of this contract.

2. If the laws, administrative regulations, and/or regulations on which this contract is based change, this contract shall be amended accordingly to reflect such changes.

3. Both parties have carefully read all the provisions of this contract and have carefully considered the provisions and the restrictions set for both parties by this contract. Both parties acknowledge and declare that either party signs this contract based on the other party’s commitment to abide by and accept any of the above-mentioned restrictions. Both parties further acknowledge and declare that any of the above-mentioned provisions and restrictions are reasonable.

ARTICLE 19. LEGAL RESPONSIBILITY

1. During the contract period, if either Party A or Party B violates this contract (including any statements and guarantees made by either party in this contract) and causes economic losses to the other party, it shall compensate according to the consequences and the extent of its liability.

2. If Party B causes losses to Party A due to its violation of the confidentiality obligations agreed upon in the labor contract, Party B shall bear the liability for compensation.

ARTICLE 20. DISPUTE RESOLUTION

If there is a labor dispute between Party A and Party B, they can resolve it through negotiation by the labor union or by applying for mediation to the labor dispute mediation committee, or it may directly apply for arbitration to the labor dispute arbitration committee at the location of Party A.

ARTICLE 21. IMFORMATION CONFIRMATION

The basic information of Party B in this contract is provided by Party B herself, and Party B shall be fully responsible for the authenticity of the content. If there is any change, Party A shall be notified in writing within ten days. The habitual residence address of Party B recorded in the first part of this contract will be regarded as a valid correspondence address for all notices related to this contract. Party B shall immediately notify Party A in writing after the change of the habitual place of residence, otherwise Party B shall bear the corresponding adverse consequences. Party B agrees that when she is in a state of communication obstruction (including but not limited to Party B’s hospitalization due to illness, loss of personal freedom, etc.), she shall entrust the Emergency Contact Person in Party B’s information as Party B’s trustee. The trustee shall have the right to receive and sign for relevant documents on behalf of Party B. Party A’s service of relevant legal documents to the trustee shall be deemed as service to Party B.

ARTICLE 22. SUPPLEMENTARY ARTICLES

1. For matters not covered in this contract, both parties may conclude a written supplementary agreement to clarify them.

2. If this contract conflicts with the laws and regulations of the state and the place of registration of Party A, the provisions of the laws and regulations of the state and the place of registration of Party A shall prevail.

3. This contract shall come into force as of the date when both Party A and Party B affix their seals (signatures). This contract shall be made in duplicate, with each party holding one copy. The two copies of the contract shall have the same legal effect.

(No text below)

Party A (seal)	Party B (signature):	/s/ Changjuan Liang
Date: April 1, 2025	Date: April 1, 2025

I have acknowledged receipt one copy of the [Labor Contract] and the other copy will be kept by the Company.

Employees: /s/ Changjuan Liang

Date of signature: April 1, 2025